Exhibit 99.1

First National Corporation and Touchstone Bankshares, Inc.

Announce Receipt of Regulatory Approvals for Merger

STRASBURG, Va. and PRINCE GEORGE, Va., August 8, 2024 --- First National Corporation (“First National”) (NASDAQ: FXNC), the bank holding company of First Bank, and Touchstone Bankshares, Inc. (“Touchstone”) (OTCPK: TSBA), the bank holding company of Touchstone Bank, announced today the receipt of regulatory approvals from the Federal Reserve Bank of Richmond, acting under authority delegated by the Board of Governors of the Federal Reserve System, and the Bureau of Financial Institutions of the Commonwealth of Virginia, to complete the previously announced merger of Touchstone with and into First National in an all-stock transaction (the “Merger”). Immediately following the Merger, Touchstone Bank would then immediately merge with and into First Bank.

"We are pleased to have received regulatory approval of our Merger that will accelerate our growth trajectory and drive long-term shareholder value," said Scott Harvard, President and Chief Executive Officer of First National. Harvard continued, "With common cultures and values and a shared commitment to our customers, employees and communities, we look forward to delivering superior service to customers throughout our combined markets. We remain excited about this opportunity to expand our Richmond metro presence with the addition of seven branches in the market and welcoming the Touchstone team into the First Bank family."

The Merger is anticipated to close in the fourth quarter of 2024, pending the satisfaction of customary closing conditions, including approvals from the shareholders of Touchstone and the shareholders of First National at their respective special meetings of shareholders scheduled on August 29, 2024. Based on financial information as of March 31, 2024, the combined company would have approximately $2.1 billion in assets, $1.8 billion in deposits, and $1.5 billion in loans.

After closing, First Bank will provide Touchstone Bank customers comprehensive information relating to the anticipated conversion of their accounts in February 2025. Until conversion, customers will continue to be served through their respective Touchstone Bank and First Bank branches, websites, and mobile apps.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank (the “Bank”), a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and 20 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, the Roanoke Valley, and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. The Bank also owns First Bank Financial Services, Inc., which owns an interest in an entity that provides title insurance services.

ABOUT TOUCHSTONE BANKSHARES, INC.

Touchstone Bankshares, Inc., (OTCPK: TSBA) is the parent company and bank holding company of Touchstone Bank, which is headquartered in Prince George, Virginia, and has been a leading financial services provider in the south-central Virginia region since 1906 and more recently has operated in northern North Carolina. Touchstone Bank offers a full range of banking products through twelve full‐service branches, two loan centers, twelve ATM locations, and offers online deposit account opening, online real estate and consumer loan applications, online banking, mobile banking and 24/7 telephone banking. Touchstone Bank is a Member FDIC, Equal Housing Lender, and Equal Opportunity Employer.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain information contained in this communication may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to First National’s and Touchstone’s respective plans, objectives, expectations and intentions and other statements that are not historical facts, and other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Although each party believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. For details on factors that could affect expectations, future events, or results, see the risk factors and other cautionary language included in First National’s Annual Report on Form 10-K for the year ended December 31, 2023, and other filings with the Securities and Exchange Commission (the “SEC”).

Additional risks and uncertainties may include, but are not limited to: (1) the risk that the cost savings and any revenue synergies from the proposed Merger may not be realized or take longer than anticipated to be realized, including due to the state of the economy or other competitive factors in the areas in which the parties operate, (2) disruption from the proposed Merger of customer, supplier, employee or other business partner relationships, including diversion of management's attention from ongoing business operations and opportunities due to the proposed merger, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (4) the failure to obtain the necessary approval by the shareholders of Touchstone and First National, (5) the possibility that the costs, fees, expenses and charges related to the proposed Merger may be greater than anticipated, (6) reputational risk and the reaction of each of the parties’ customers, suppliers, employees or other business partners to the proposed merger, (7) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the proposed Merger, (8) the risks relating to the integration of Touchstone’s operations into the operations of First National, including the risk that such integration will be materially delayed or will be more costly or difficult than expected, (9) the risk of potential litigation or regulatory action related to the proposed Merger, (10) the risk of expansion into new geographic or product markets, (11) the dilution caused by First National’s issuance of additional shares of its common stock in the proposed Merger, and (12) general competitive, economic, political and market conditions. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the joint proxy statement of First National and Touchstone and the prospectus of First National regarding the Merger that was filed with the SEC on July 9, 2024 pursuant to Rule 424(b)(3) by First National and in First National’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning First National, Touchstone or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither First National nor Touchstone undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

In connection with the proposed merger, on July 9, 2024, First National filed a registration statement on Form S-4 with the SEC, which includes a joint proxy statement of First National and Touchstone and a prospectus of First National, as well as other relevant documents regarding the proposed merger.

SHAREHOLDERS OF FIRST NATIONAL AND TOUCHSTONE ARE ADVISED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING FIRST NATIONAL, TOUCHSTONE AND THE PROPOSED MERGER.

Shareholders may obtain free copies of these documents and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Shareholders will also be able to obtain these documents free of charge, by requesting them in writing from Scott C. Harvard, First National Corporation, 112 West King Street, Strasburg, Virginia 22657, or by telephone at (540) 465-9121, or from James Black, Touchstone Bankshares, Inc., 4300 Crossings Boulevard, PO Box 2230, Prince George, VA 23875, or by telephone at (804) 324-7384.

PARTICIPANTS IN THE SOLICITATION

First National, Touchstone and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of First National and Touchstone in connection with the proposed merger. Information about the directors and executive officers of First National is available in First National’s proxy statement dated March 29, 2024, for its 2024 Annual Meeting of Shareholders, and other documents filed by First National with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger. You may obtain free copies of each document as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or proxy in favor of the transaction, the merger agreement, or the transactions contemplated thereby, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

CONTACTS

Scott C. Harvard	James R. Black
President and CEO First National Corporation	President and CEO Touchstone Bankshares, Inc.
(540) 465-9121	(804) 324-7384
sharvard@fbvirginia.com	james.black@touchstone.bank

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